Exhibit 10.35
March 14, 2007
Debbie Carosella
725 N. 161st Street
Omaha, NE 68118
Dear Debbie:
I am pleased to offer you the position of Senior Vice President Innovation, reporting directly to Joe Scalzo, CEO and President of WhiteWave Foods Company. I look forward to having you join our team as soon as possible.
Here are the specifics of your offer:
Base Salary
You will be paid (on a bi-weekly basis), an annual salary of $300,000. Your salary will be reviewed annually.
Signing Bonus
You will receive a signing bonus of $130,000.00, less payroll taxes. This payment is intended to assist you with the incremental cost of living in the Denver/Boulder area. Please note, should you voluntarily leave Dean Foods without Good Reason during your first year of employment, you will be responsible for reimbursing Dean Foods on a pro-rata gross share (n/l2 based on number of months worked) of the signing bonus you receive.
Annual Bonus Opportunity
As Senior Vice President Innovation, you will be eligible to earn an annual bonus with a target amount equal to 50% of your annualized salary. This bonus will be subject to achievement of certain operating targets for 2007 and satisfaction of to-be-determined personal objectives. You can earn up to 200% of your targeted bonus if such targets are exceeded.
Long-Term Incentive Awards
At hire, you will be granted options to purchase 20,000 shares of Dean Foods common stock. The exercise price of the options will be the closing price of a share of Dean Foods stock on the date of grant. The options will vest in equal installments over a period of three (3) years, beginning on the date of the grant. You will also be awarded 6,000 restricted shares that will vest in equal installments over a five-year period, or earlier if certain stock price performance targets are met. You will be eligible for future equity grants under the Dean Foods Long-Term
WhiteWave Foods • 12002 Airport Way • Broomfield, Colorado 80021

Debbie Carosella
March 14, 2007

Incentive Program in the future, commencing in February 2008. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.
Additional “Sign On” Long-Term Incentive Awards
On commencement of employment, you will also be awarded options to purchase 10,000 of Dean Foods stock with an exercise price per share equal to the closing price of Dean Foods stock on the date of grant. Such options will vest over a three-year period commencing on the date of grant.
Management Deferred Compensation Plan
You will be eligible to participate in the Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30 - 45 days after your start date.
Vacation Benefits
You will be granted four (4) weeks vacation. Unused vacation is not carried forward from year to year.
COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will pay your COBRA premiums (minus your normal Dean Foods contribution) until you become eligible for Dean Foods benefits (approximately 60 days following hire).
Benefits Plan Reference
Attached to this letter is an overview of Dean Foods’ Health Benefits, savings and 401k programs, and other benefits. If you have questions regarding these programs or eligibility, please call Tommy Zanetich at 303-635-4109.
Relocation Benefits
Dean Foods wants your move to Colorado to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. The policy describing these benefits is enclosed.
Severance
You will be eligible for severance benefits pursuant to the Dean Foods Executive Pay Plan in the event of a “qualifying termination” meaning you voluntary terminate for Good Reason, or your involuntary termination without Cause (as defined in the Executive Severance Pay Plan). In general, this plan currently provides for a lump sum severance payment equivalent to 1.5 times your annual base salary and target bonus, less lawful deductions in accordance with the Company’s Executive Severance Pay Plan. You will also receive a lump sum cash payment for the “in the money” value of all equity awards that would vest over the 18 months following the date of termination in accordance with the terms of the Executive Severance Pay Plan.

Debbie Carosella
March 14, 2007

Non Qualifying Termination
In the event that your employment with Dean Foods is terminated either for Cause or by you voluntarily and without Good Reason, no severance payment will be made. If your employment is terminated either for Cause or by you voluntarily and without Good Reason, all unvested stock option and other equity grants made to you and your rights thereunder will be automatically terminated.
Change In Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods senior officers. In general, this agreement provides benefits of two times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control of Dean Foods. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the Company within two years after a Change in Control, or by you for good reason within such two-year period. The details of these provisions will be set forth more fully in the Change in Control Agreement.
New Hire Processes
You are required to comply with the Dean Foods Code of Ethics as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment begins and periodically thereafter. Your position also requires that you sign a Non-Competition Agreement.
Conclusion
Debbie, our entire team is excited about the prospect of you joining Dean Foods. I am confident that you will make many significant and lasting contributions to our organization.

Best regards,

/s/ Tommy Zanetich
Tommy Zanetich
Senior Vice President, Human Resources
Agreed and accepted:

/s/ Debbie Carosella Debbie Carosella

Date

cc:	Joe Scalzo